UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2015

CEVA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-49842	77-0556376
(Commission File Number)	(I.R.S. Employer Identification No.)

1943 Landing Drive, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

650/417 7900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

2015 Executive Bonus Plan for Chief Executive Officer and Chief Financial Officer

On March 30, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CEVA, Inc. (the “Company”) approved a 2015 Executive Bonus Plan (the “2015 Executive Plan”), effective as of January 1, 2015, for Gideon Wertheizer, the Company’s Chief Executive Officer, and Yaniv Arieli, the Company’s Chief Financial Officer.

Our Board and Committee value the opinions of our stockholders. In consideration of the 2014 say-on-pay voting results and industry trend to move away from a formula that includes an explicit discretionary element, the 2015 Executive Plan diverges significantly from the 2014 executive bonus plan for Messrs. Wertheizer and Arieli by removing all discretionary components to the 2015 Executive Plan. The Committee believes that the 2015 Executive Plan is an important part of maintaining the overall competitiveness of our executive compensation program and serve as an effective device to motivate our executive officers to achieve the financial and strategic goals and objectives reflected in our annual operating plan, which are designed to further the creation of long-term stockholder value.

Parameters of the 2015 Executive Plan are as follows:

Weighting	Financial Targets	Threshold for Receipt of Bonus	Linear Calculation from 90% to 100% of Target	Linear Calculation from 100% to 110% of Target
75%	2015 total revenue target	90% of 2015 total revenue target	If the Company achieves 95% of the 2015 total revenue target, 95% of the bonus amount, which is subject to a 75% weighting, would be payable	For both financial targets, if actual result exceeds 100% of the target, every 1% increase of the target, up to 110%, would result in an increase of 3.5% for Mr. Wertheizer and an increase of 2.5% for Mr. Arieli. For example, if the Company achieves 105% of the 2015 total revenue target, 117.5% of the bonus amount payable upon achievement of such target would be payable to Mr. Wertheizer and 112.5% to Mr. Arieli
25%	Annual non-GAAP fully diluted EPS target	100% of annual non-GAAP fully-diluted EPS target	N/A

Both financial goals are based on the Company’s internal 2015 budget approved by the Board.

Under the 2015 Executive Plan, the target annual cash incentive award opportunities for each of Messrs. Wertheizer and Arieli are established as a percentage of each such executive officer’s base salary for 2015. The target and maximum award opportunities for Messrs. Wertheizer and Arieli for 2015 are as follows:

Named Executive Officer	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Gideon Wertheizer	70%	105%
Yaniv Arieli	50%	75%

Payment of bonuses (if any) will be made in 2016. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax holdings.

Due to their strategic significance, the Company believes that the disclosure of the 2015 total revenue target and the annual non-GAAP fully diluted EPS target under the 2015 Executive Plan would cause future competitive harm to the Company and therefore are not disclosed.

The above is a description of the 2015 Executive Plan provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when there is no formal document containing the compensation information.

2015 Incentive Bonus Plan for EVP, Worldwide Sales

On March 30, 2015, the Committee approved a 2015 Incentive Plan (the “Ohana 2015 Plan”) for Issachar Ohana, the Company’s Executive Vice President, Worldwide Sales, effective as of January 1, 2015.

In accordance with the Ohana 2015 Plan, which is substantially similar to Mr. Ohana’s 2014 incentive plan, his bonus is based on a formula using a specified 2015 annual revenue target multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate based on 0% to 100% achievement of the 2015 annual revenue target. A commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2015 annual revenue target beyond 100%. The 2015 annual revenue target is based on the Company’s internal 2015 budget approved by the Board. Mr. Ohana’s bonus based on the achievement of the 2015 annual revenue target is capped at $140,000. In addition, Mr. Ohana is eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2015 annual revenue target are achieved. Furthermore, Mr. Ohana is eligible to receive an additional bonus of $5,000 each time he successfully executes a license agreement with a specified strategic customer that exceeds one million dollars (not including prepaid royalties). The 2015 strategic account bonus is capped at $20,000 if the Company fails to achieve the 2015 annual revenue target but Mr. Ohana would not be subject to any cap if the 2015 annual revenue target is achieved. The commission-based bonus is payable quarterly based on the criteria discussed above and is subject to payroll taxes and tax withholdings.

Due to their strategic significance, the Company believes that the disclosure of the 2015 annual revenue target, quarterly revenue targets, commission rate and information relating to the strategic customer accounts under the Ohana 2015 Plan would cause competitive harm to the Company and therefore are not disclosed.

The foregoing description of the Ohana 2015 Plan is qualified in its entirety by reference to the complete text of the plan which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	2015 Incentive Plan for Issachar Ohana, EVP Worldwide Sales (portions of this exhibit is redacted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: April 1, 2015	By:	/s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer

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